EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports March Sales of $201.6 Million on a Same Store Sales Increase of 3%

Reiterates First Quarter EPS Guidance

Warrendale, PA, April 5, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended April 1, 2006 increased 9% to $201.6 million, compared to $185.4 million for the month ended April 2, 2005. Comparable store sales increased 3% for the month. March was driven by a positive customer response to the Spring assortments, with strength in key items including knits, shorts and jeans. Sales trends were favorable throughout the month, with the exception of week four, which was affected by the shift of Easter into April this year.

Total sales for the year-to-date nine-week period ended April 1, 2006 increased 10% to $344.7 million, compared to $313.1 million for the nine-week period ended April 2, 2005. Comparable store sales increased 4% for the year-to-date period.

Based on March performance, the company is reiterating its previously announced first quarter earnings guidance of $0.36 to $0.38 per share, compared to $0.35 per share last year. First quarter guidance includes stock option expense of approximately $0.02 per share. For the year, stock option expense is expected to be approximately $0.04 to $0.05 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 799 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to, the risk that our Spring and Summer assortments are not well received, and as a result, our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in our quarterly and annual reports filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660